SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  February 24, 2005

(Date of earliest event reported)

Huffy Corporation

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 4.01  Changes in Registrant’s Certifying Accountant.

Huffy Corporation previously reported on Form 8-K the January 11, 2005 withdrawal of its application, previously filed with the United States Bankruptcy Court in Dayton, Ohio, to retain KPMG, LLP as the independent registered public accounting firm to audit Huffy’s financial statements.

On February 15, 2005, the Bankruptcy Court entered an order approving Huffy's engagement of Marcum & Kliegman LLP, and on February 24, 2005, Marcum & Kliegman LLP accepted such engagement, as the independent registered public accounting firm to audit Huffy’s financial statements.  The engagement of Marcum & Kliegman LLP as Huffy Corporation’s independent registered public accountants was previously approved by the Audit Committee of Huffy's Board of directors, subject to the required Bankruptcy Court approval.

During the two most recent fiscal years and during the interim period prior to engaging Marcum & Kliegman LLP, neither Huffy nor anyone on its behalf consulted Marcum & Kliegman regarding either (a) the application of accounting principles to a specified transaction, either complete or proposed, or the type of audit opinion that might be rendered on Huffy’s financial statements and no written report or oral advice was provided to Huffy that Marcum & Kliegman LLP concluded was an important factor considered by Huffy in reaching a decision as to an accounting, auditing or financial reporting issue; or (b) any matter that was the subject of either a disagreement or a reportable event.  Specifically, Huffy did not consult with Marcum & Kliegman LLP with respect to the matters disclosed in the Form 8-K in which the resignation of Huffy’s previous audit firm, KPMG, was announced. However, Marcum & Kliegman LLP did perform an observation of the Company's physical inventory, on December 16 and 17, 2004.

Huffy provided Marcum & Kliegman with a copy of this Form 8-K prior to filing, requesting their review of the disclosures contained in this Form 8-K and offering them the opportunity to furnish Huffy with a letter, addressed to the Securities and Exchange Commission, containing any new information, clarification of Huffy’s statements or the respects in which Marcum & Kliegman LLP does not agree with Huffy’s statements.  Marcum & Kliegman LLP did not elect to furnish such a letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUFFY CORPORATION

Date: February 25, 2005	By: /s/ Robert W. Lafferty Robert W. Lafferty Senior Vice President, Chief Financial Officer, Finance and Treasurer